Contact:

Harry Edelson
Chairman of the Board and Chief Executive Officer

China Opportunity Acquisition Corp.

(201) 930-9202

FOR IMMEDIATE RELEASE

CHINA OPPORTUNITY ACQUISITION CORP.’S

SECURITIES TO COMMENCE SEPARATE TRADING

New York, New York, April 12, 2007 – China Opportunity Acquisition Corp. (OTC Bulletin Board: CHNQU) announced today that EarlyBirdCapital, Inc., the representative of the underwriters for the Company’s initial public offering of units which took place on March 26, 2007, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on or about April 17, 2007.  The common stock and warrants will be quoted on the OTC Bulletin Board under the symbols CHNQ and CHNQW, respectively. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering.  A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

China Opportunity Acquisition Corp. is a newly formed blank check company organized for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, an operating business, or control of such operating business, through contractual arrangements, that has its principal operations located in the People’s Republic of China.

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